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                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)
                                                                   Six Months
                                          DECEMBER 31,               Ended
                                -------------------------------      June 30,
                                  1994        1995        1996        1997
                                ---------------------------------------------

Earnings:
  Pre-tax income
   (loss)...................    ($1,778)       $639      $5,092      $8,918
                                --------     ------      ------      ------

Add:
  Interest and fixed
   charges..................      5,457      14,481      29,277      34,691
  Portion of rent
   under long-term
   operating leases
   representative of
   and interest
   factor...................          0           0           0
Total earnings
  available for fixed
  charges...................      3,679      15,120      34,369      43,609
                                --------     ------      ------      ------

Fixed charges
  Interest and fixed
   charges..................      5,457      14,481      29,277      34,691
  Portion of rent under
   long-term operating
   losses representative
   of an interest
   factor...................          0           0           0
  Total fixed charges.......      5,457      14,481      29,277      34,691
                                --------     ------      ------      ------

Deficiency in earnings
 to cover fixed
 charges....................      1,778          --          --         --
Ratio of earnings to
 fixed charges..............                   1.04        1.17        1.26